NU SKIN ENTERPRISES
2002 Midyear Report

FINANCIAL HIGHLIGHTS

Our mission is to act as a force for good throughout the world. We achieve this goal by selling exceptional products, providing rewarding direct selling business opportunities, and supporting distributors, stockholders, consumers, and employees in ways that improve their quality of life.

NU SKIN enhances the way people look through innovative personal care products that provide meaningful physical and emotional rewards.
REVENUE FOR THE FIRST HALF OF 2002: $223 MILLION—UP 7 PERCENT

PHARMANEX improves the way people feel through science-based products designed to enhance wellness, promote longevity, and help people achieve healthier, more productive lives.
REVENUE FOR THE FIRST HALF OF 2002: $210 MILLION—UP 11 PERCENT

BIG PLANET enables people to live better by supplying technology-enhanced consumer products and services that bring convenience and efficiency to life.
REVENUE FOR THE FIRST HALF OF 2002: $28 MILLION—DOWN 13 PERCENT

NU SKIN ENTERPRISES FINANCIAL HIGHLIGHTS

(U.S. dollars in millions, except per share amounts)	1st Half 2001	1st Half 2002	1st Half % Change	1st Quarter 2002	2nd Quarter 2002
Revenue	$ 428.9	$ 461.0	7.5%	$ 216.1	$ 244.9
Operating income	33.2	50.9	53.3%	20.5	30.4
Net income	24.2	30.9	27.7%	12.9	18.0
Earnings per share
Basic	$ 0.29	$ 0.38	31.0%	$ 0.16	$ 0.22
Diluted	$ 0.29	$ 0.37	27.6%	$ 0.16	$ 0.22
Shares outstanding-diluted (in millions)	84,596	83,439	-1.4%	83,167	83,568

[GRAPHIC OMITTED (Piecharts of revenue by region and revenue by product brand)]

p. ONE

TO OUR SHAREHOLDERS

WE ARE PLEASED TO REPORT THAT IN THE FIRST SIX MONTHS OF 2002, NU SKIN ENTERPRISES GENERATED 11 PERCENT CONSTANT CURRENCY REVENUE GROWTH, IMPROVED OPERATING MARGIN BY MORE THAN 300 BASIS POINTS, AND GREW ITS EXECUTIVE DISTRIBUTOR COUNT BY 19 PERCENT OVER THE SAME PERIOD IN 2001. THESE FACTORS HELPED CONTRIBUTE TO THE 28 PERCENT EARNINGS GROWTH WE ACHIEVED DURING THE FIRST HALF OF THE YEAR.

The revenue momentum we have achieved is due to the opening of new markets, successful product introductions throughout 2001, and distributor enthusiasm for upcoming business initiatives, including our planned expansion of operations in China.

New and reformulated products launched during 2001 accounted for a significant part of our revenue during the first six months of the year. We are pleased with our efforts to offer innovative products and feel we are well positioned to continue along this path. During the global distributor convention in September 2002, we will enter the $1 billion acne market with a system that is targeted to reach the 50 million American adults—and millions more around the world—who are combating acne. In addition to Cortitrol™ Stress Control Formula, Pharmanex plans to launch an exciting business tool—the BioPhotonic Scanner. This scanner lets distributors scan customers’ hands to measure carotenoid antioxidant levels. We believe this breakthrough technology will help drive demand for Pharmanex products, especially our flagship product, LifePak.®

p.TWO

TO OUR SHAREHOLDERS

[GRAPHIC OMITTED (Graph of operating margin 1st & 2nd half and cash and cash equivalents)]

New markets continue to be a catalyst for growth. Together, Singapore, which opened in December 2000, and Malaysia, which opened in November 2001, added $32 million of revenue to our first half results. Based upon our success in Singapore, Malaysia, and other markets in the Southeast Asia region, we are optimistic about our prospects in China. We have been working with government agencies to create a business model that allows us to benefit from the strength of our global distributor leaders while adhering to strict regulations in China. Early in 2003, we plan to introduce our Nu Skin branded products, add 100 new retail locations, and utilize our executive-level distributor leaders from around the world to recruit and train an employed sales force in China.

The 19 percent growth in our executive distributor count has been driven by the opportunity to participate in our planned expansion in China and the application of technology within our business opportunity. Since executive distributors drive our business, as our executive distributor count grows, revenue should increase correspondingly.

Programs designed to develop distributor leaders are resulting in improved operating efficiencies and customer loyalty. We process hundreds of thousands of orders each month so both our automatic ordering mechanisms and our Internet-based tools help reduce employee count. With 70 percent of our selling, general, and administrative expenses labor-related, increased Internet-based and automated orders are key to improving our operating margin during the second half of the year.

Based upon our first half results, we are on track to achieve our 2002 goals. We’re confident that new product introductions at our September convention, prospects in China, and improved operating efficiencies will drive positive results in the second half of 2002 and, more importantly, continue to increase our executive distributor count.

/s/Blake M. Roney	/s/Steven J. Lund
Blake M. Roney	Steven J. Lund
Chairman	President and CEO

p.THREE

2002 GOALS		2006 GOALS
Double-Digit Growth	REVENUE	$2 Billion
10%	OPERATING MARGIN	13%
28,000	EXECUTIVE DISTRIBUTORS	50,000
650,000	ACTIVE DISTRIBUTORS	1.4 Million
30% of Revenue	NEW PRODUCTS	50% of Revenue

p.FOUR

In 2002, Nu Skin Enterprises expects to achieve double-digit revenue growth in constant currency.

During the first six months of the year, we posted 11 percent revenue growth in constant currency. This puts us on track to generate double-digit constant currency revenue growth for the year.

During the first half of 2002, 30 of our 34 markets posted revenue growth. Japan, which represents approximately 55 percent of our revenue, was up 10 percent and South Korea posted 70 percent local currency growth. Taiwan, a market that has struggled over the past few years, generated 8 percent local currency revenue gains as compared to the first six months of 2001. The United States was our only major market to report a revenue decline during the first half of the year. However, we have refocused distributor and corporate energy toward higher margin Nu Skin and Pharmanex products and positioned Big Planet as a strong distributor sponsoring tool. This has led to improved profitability in this market during the first half of the year.

We expect two major initiatives to positively impact the United States and other markets during the second half of 2002. First, exciting new products will be introduced during our distributor convention in September (see page 9 for more details about these products). Second, we will continue to leverage technology such as the BioPhotonic Scanner within our direct selling opportunity to differentiate the company and drive growth in our core business. We believe the momentum from these initiatives will help us achieve our revenue goal for 2002 and establish a strong base for continued success in 2003.

p.FIVE

In 2002, Nu Skin Enterprises expects to raise its operating margin to 10 percent.

For the six months ended June 30, 2002, we posted 11 percent operating margin. This is an improvement of 330 basis points over the same period in 2001. While we attribute 130 basis points to the reduction in amortization of goodwill due to accounting rule changes, the remaining 200 basis point improvement is a result of operational efficiencies. Though we will have additional expenses in the second half of the year related to our distributor convention and the expansion of our business operations in China, we are pleased with our progress and feel we should exceed our 2002 goal to raise our operating margin to at least 10 percent.

The operational improvements we have made this year include effectively leveraging our technological capabilities. We’ve experienced a 27 percent increase over the previous year in orders from monthly purchase program subscribers as a result of increased participation incentives. Today, Internet-based and automated orders represent 35 percent of revenue. Over the next two years, we expect to see this number increase to between 50 and 60 percent of revenue.

More than 70 percent of our selling, general, and administrative expenses are related to labor. On a year-over-year basis, we have reduced our labor-related expenses as a percent of revenue by 30 basis points. As distributors increasingly utilize our automated mechanisms to place orders, we will continue to reduce our labor expenses. As a result, we expect to see increased savings in order processing costs and to reach, or even surpass, our 2002 operating margin goal.

p.SIX

In 2002, Nu Skin Enterprises expects to increase its executive distributor force to 28,000.

We posted a 19 percent increase in executive level distributors in 2002 compared to the six months ended June 30, 2001. Our executive distributor force, now 27,193 strong, experienced growth in all regions. We feel we are ahead of our 2002 plan to increase our executive distributor force to 28,000.

Growth in executive distributor count is critical to our success because all sales volume flows through distributor leader organizations. The number of new distributors who have qualified as executives during the first part of the year is key to this growth. As we look to the second half of the year, we expect these new leaders to become more productive as they mature in the business.

Through technological improvements, we have enhanced communication between us and our distributor leaders as well as between our leaders and their organizations. We believe we will continue to see strong executive distributor growth during the second half of 2002. This growth will be driven by the increased number of distributors joining the company and successfully completing executive qualification, exciting product launches, our global distributor convention in September, and the planned expansion of our China business operations in early 2003.

p.SEVEN

In 2002, Nu Skin Enterprises expects to expand its active distributor count to 650,000

In our active distributor count, we posted 12 percent gains over the same period in 2001. We feel this is good progress toward reaching our goal of increasing our active distributor force to 650,000 by the end of 2002.

Since January, we have had a steady stream of new distributors coming to the business. Certainly new products have been a catalyst for this increased activity, but we believe the Internet has also played an important role in driving growth. Virtually all executive-level distributors have websites for their businesses. By directing traffic to their websites, executive distributors give consumers greater access to our product information.

As we look to the second half of the year, we expect this online marketing to increase and to help drive active distributor growth. Additionally, new product introductions and new markets—including Malaysia, which opened in November 2001, and the upcoming expansion in China—will play an important role in increasing our active distributor count in the last six months of the year. As a result, we believe we will achieve our 2002 active distributor goal.

p.EIGHT

In 2002, Nu Skin Enterprises expects to garner more than 30 percent of its revenue from products launched in the past three years.

In the first half of 2002, 81 percent of revenue came from new and reformulated products introduced since the beginning of 1999. This far exceeds our 2002 goal to garner 30 percent of revenue from products launched in the past three years.

We attribute our strong showing so far in 2002 to the 2001 launch of a reformulated LifePak®, which was enhanced with anti-aging ingredients. In addition, the Nu Skin Galvanic Spa System™ proved to be a catalyst for solid sales as well as the launch in 2001 of daily skin care products fortified with Nutricentials™—topically applied nutrient building blocks.

In September 2002, Nu Skin and Pharmanex will introduce several new, innovative products. Among these are Epoch Baby™; the Nu Skin Clear Action™ System, which treats the full range of effects acne has on the skin; and Cortitrol™ Stress Control Formula. The most exciting Pharmanex announcement is the BioPhotonic Scanner, which enables distributors to measure customers’ carotenoid antioxidant levels by scanning their hands. By using this patented laser technology, we will be able to demonstrate that the level of carotenoids in a customer’s body tissue increases when taking Pharmanex supplements. Because people are innately skeptical about the impact of dietary supplementation, which is generally not easily measured, we feel this technology will help drive sales of our core Pharmanex products. It is technologies like this that we devote our research and development dollars to so we can offer innovative and differentiating products. Because we have such a strong lineup of new and unique products, we are confident that we will exceed our stated new product revenue goal for 2002.

p.NINE

CORPORATE INFORMATION	FORWARD-LOOKING STATEMENTS

CONTACT INFORMATION
Charles Allen, Director of Investor Relations
Telephone: (801) 345-6110
Fax: (801) 345-3099
Email: callen@nuskin.com

STOCK LISTING
Nu Skin Enterprises' stock is listed on the New York Stock Exchange under the ticker symbol: NUS.

TRANSFER AGENT
Inquiries regarding lost stock certificates, consolidation of accounts, and changes in address, name, or ownership should be addressed to:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Domestic telephone: 1-877-777-0800
International telephone: 1-718-921-8200

CORPORATE HEADQUARTERS
Nu Skin Enterprises
75 West Center Street
Provo, Utah 84601
Telephone: (801) 345-6100

COMPANY WEB SITES
www.nuskinenterprises.com
www.nuskin.com
www.pharmanex.com
www.bigplanet.com	This midyear report contains forward-looking statements, which represent our expectations and beliefs about future events and operating results as of the date of this report, including, without limitations, our goals for 2002, planned initiatives and product introductions, and anticipated 2002 results. Words or phrases such as “believes,” “expects,” “anticipates,” “plans,” and similar words or phrases are intended to help identify forward-looking statements. We wish to caution and advise readers that these statements are based on assumptions that may not materialize, including the assumption that the Japanese yen will remain at or below 125 yen to the U.S. dollar for the remainder of 2002. The forward-looking statements and our business involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) adverse changes in currency exchange rates, particularly the Japanese yen; (b) risks that could result in adverse changes in our operations in Japan, including any worsening of economic conditions, increased competition, or our failure to execute effective initiatives in this market; (c) any failure of planned initiatives to generate interest among distributors and to generate sponsoring and selling activities on a sustained basis; (d) adverse publicity related to our business, products, or industry; (e) risks that the political and regulatory environment in China could adversely affect our ability to expand operations in that market; (f) continued competitive pressures in our markets; and (g) regulatory risks associated with our business and product offerings, including possible restrictions on or challenges to our marketing practices or products and any associated negative publicity. Our financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of risks and uncertainties set forth in the documents filed by us with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The forward-looking statements set forth our beliefs as of the date of this report, and we assume no duty to update the forward-looking statements contained in this report to reflect any change.

p.TEN